SUB-ITEM 77E:  LEGAL PROCEEDINGS

Since October 2003, Federated and related entities (collectively, "Federated"), and various Federated funds ("Funds"), have been named as defendants in several class action lawsuits now pending in the United
States District Court for the District
of Maryland. The lawsuits were
purportedly filed on behalf of people
who purchased, owned and/or redeemed
shares of Federated-sponsored mutual
funds during specified periods
beginning November 1, 1998. The suits
are generally similar in alleging
that Federated engaged in illegal
and improper trading practices including market timing and late trading in concert with certain institutional traders, which allegedly caused financial injury to the mutual fund shareholders.
These lawsuits began to be filed
shortly after Federated's first public
announcement that it had received requests for information on shareholder trading activities in the Funds from the SEC, the Office of the New York State
Attorney General ("NYAG"), and other
authorities. In that regard,
on November 28, 2005, Federated announced that it had reached final settlements with the SEC and the NYAG with respect to those matters.
Specifically, the SEC and NYAG settled
proceedings against three Federated
subsidiaries involving undisclosed market timing arrangements and late trading. The SEC made findings: that Federated Investment Management Company
("FIMC"), an SEC-registered investment
adviser to various Funds,
and Federated Securities Corp., an
SEC-registered broker-dealer and
distributor for the Funds, violated
provisions of the Investment Advisers
Act
and Investment Company Act by approving, but not disclosing, three market timing arrangements, or the associated conflict of interest between
FIMC and the funds involved in the
arrangements, either to other fund
shareholders or to the funds' board;
and that Federated Shareholder
Services Company, formerly an SEC-registered transfer agent, failed to prevent a customer and a Federated employee from late trading in violation of provisions of the Investment Company Act.
The NYAG found that such conduct violated provisions of New York State law. Federated entered into the settlements without admitting or denying the regulators' findings. As Federated previously reported in 2004, it has already paid approximately $8.0 million to certain funds as determined by an independent consultant.
As part of these settlements, Federated agreed to pay disgorgement and a civil money penalty in the aggregate amount of an additional $72 million and, among other things, agreed that it would not serve as investment adviser to any registered investment company unless (i) at least 75% of the fund's directors are independent of Federated,
(ii) the chairman of each such fund is
independent of Federated, (iii) no action may be taken by the fund's board or any committee thereof unless approved by a majority of the independent trustees of the fund or committee, respectively, and (iv) the fund appoints a "senior officer" who reports to the independent trustees and is responsible for monitoring compliance by the fund with applicable laws and fiduciary duties and for managing the process by which management fees charged to a fund are approved. The settlements are described in Federated's announcement which, along with previous press releases and related communications on those matters, is available in the "About Us" section of Federated's website at FederatedInvestors.com.
Federated entities have also been named as defendants in several additional lawsuits that are now pending in the United States
District Court for
the Western District of Pennsylvania,
alleging, among other things, excessive
advisory and Rule 12b-1 fees.
The Board of the Funds retained the law
firm of Dickstein Shapiro LLP to represent the Funds in each of the lawsuits described in the preceding two paragraphs. Federated and the Funds, and their respective counsel, have been defending this litigation, and none of the Funds remains a defendant in any of the lawsuits
(though some could potentially receive any recoveries as nominal defendants). Additional lawsuits based upon similar allegations may be filed in the future. The potential impact of these lawsuits, all of which seek unquantified damages, attorneys' fees, and expenses, and future potential similar suits is uncertain. Although we do not believe that these lawsuits will have a material adverse effect on the Funds, there can be no assurance that these suits, ongoing adverse publicity and/or other developments resulting from the regulatory investigations will not result in increased
Fund redemptions, reduced sales of Fund shares, or other adverse consequences for the Funds.
Current as of:  8/18/94